February 25, 2019

VIA EMAIL AND HAND DELIVERED COURIER

WITHOUT PREJUDICE
CONFIDENTIAL

David Colo
[Address omitted]

Dear David:

This letter will confirm our discussion today in which you were advised that SunOpta Inc. ("SunOpta") has decided to terminate your employment. The effective date of the termination of your employment is February 26, 2019 (the "Termination Date") and this letter will be your written notice of termination.

Effective as of the Termination Date, this letter will terminate any employment you have with any parent, subsidiary, affiliate, predecessor or successor of SunOpta. Other than as expressly set out herein, this letter will also terminate any obligations owed to you by SunOpta pursuant to any agreement, specifically including the Executive Employment Agreement between you and SunOpta made as of February 2, 2017 (the "Employment Agreement"). Capitalized terms not defined in this letter have the meanings ascribed in the Employment Agreement.

You will, of course, receive all base salary earned by you through the Termination Date and payment for any accrued and unused paid time off ("PTO") owed to you, which amounts are set forth in Schedule "A" hereto. To the extent not otherwise specifically continued pursuant to this letter, all payments, benefits, perquisites or other entitlements of any type will end on Termination Date.

1.	Severance and Other Payments

In accordance with the requirements of the Employment Agreement, SunOpta will provide you with the payments and entitlements d escribed in Schedule "A", all subject to the terms and conditions set out in this letter (including, with respect to payments and entitlements set forth on Schedule A other than those d escribed u n d er “Base Salary and Paid Time Off as of the Termination Date” and “Expense Reimbursement”, delivery by you of a Release in the form attached as Schedule "B" hereto, and confirmation of your acceptance of these terms and conditions evidenced by you signing the Acceptance at the end of this letter); once signed by you, this letter, including Schedule "A" and Schedule "B" hereto, shall also be referred to as "this agreement".

2.	No Other Payments

The payments, benefits and other entitlements set out in this letter shall constitute your complete entitlement and SunOpta's complete obligations to you whatsoever, including with respect to the cessation of your employment, whether at common law, statute or contract. For greater certainty, you confirm that, other than the payments and entitlements set out in paragraph 1above and Schedule "A" hereto, you have no further payment (including any bonus payments), benefits, perquisites, allowances or entitlements earned or owing to you from SunOpta pursuant to any employment or any other agreement whatsoever (specifically including the Employment Agreement), all of which shall cease on the Termination Date without further obligation to you from SunOpta.

3.	Your Continuing Obligations

(a)

Employment Agreement: Notwithstanding the cessation of your employment and in consideration of the p ayments and b enefits set o u t in this agreement, you represent and warrant that you have abided by all of the obligations set out in the Employment Agreement and you confirm and agree that, the provisions of the Employment Agreement relating to Confidentiality, Non-Competition and Non- Solicitation shall survive the cessation of your employment and the termination of the Employment Agreement and shall be enforceable in accordance with their terms.

(b)

Resignation o f All Other Positions: Upon the Termination Date, you h ereby confirm your resignation from all positions held by you as a director, officer or other fiduciary of the Company, including any and all affiliates.

(c)

Return of Property: You are required to return immediately to SunOpta all of the property of SunOpta in your possession or in the possession of your family or agents including, without limitation, wireless devices and accessories, computer and office equipment, keys, passes, credit cards, customer lists, sales materials, manuals, computer information, software and codes, files and all documentation (and all copies thereof) d ealing with the finances, operations and activities o f SunOpta, its customers, employees, partners, investors or suppliers.

(d)

Release: You will execute and return the Release attached as Schedule "B" hereto, the terms o f which are incorporated h erein and the d elivery of which is a condition of any payment to you by SunOpta other than for all base salary earned by you through the Termination Date and payment for any accrued and unused PTO and reimbursement of properly incurred unreimbursed business expenses.

(e)

Cooperation: During the 12 -month period following the Termination Date, at SunOpta's request, you agree to cooperate reasonably with SunOpta and its legal advisors in connection with (i) any business matters in which you were involved or (ii) any existing or potential claims, investigations, administrative proceedings, lawsuits and other legal and business matters which arose d uring your employment or involving SunOpta with respect to which you have knowledge of the underlying facts.

4.	General

(a)

Entire Agreement: This agreement constitutes the entire agreement between you and SunOpta with reference to any of the matters herein provided or with reference to your engagement, any employment or office with SunOpta or the cessation thereof. All promises, representations, collateral agreements, offers and understandings n o t expressly incorporated in this agreement are h ereby superseded and have no further effect. For certainty, this agreement replaces and supersedes any obligation owed to you by SunOpta pursuant to the Employment Agreement.

(b)

Full Understanding: By signing this agreement, you confirm that: (i) you have had an adequate opportunity to read and consider the terms set out herein, including the Release, and that you fully understand them and their consequences; (ii) you have been advised to consult with legal counsel of your choosing and that you have obtained such legal or other advice as you have considered advisable; and (iii) you are signing voluntarily, without coercion, and without reliance on any representation, express or implied, by SunOpta, or by any director, officer, shareholder, employee or other representative of SunOpta; and (iv) this agreement and any payment referred to herein is not an admission of liability on SunOpta's part.

(c)

Taxes: All payments referred to in this agreement will be less applicable withholdings and deductions (if any) and you shall be responsible for all tax liability resulting from your receipt of the payment and benefits referred to in this letter, except to the extent that SunOpta h as withheld funds for remittance to statutory authorities.

(d)

Severability: You hereby agree that each p rovision and the subparts of each provision of this agreement shall be treated as separate and independent clauses, and the u n enforceability o f any o n e clause shall in n o way impair the enforceability o f any of the o ther p rovisions o f this agreement (which shall continue to be enforceable).

(e)

Governing Law: This agreement, for all p u rposes, shall be construed in accordance with the laws of the state of Minnesota without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this agreement shall be brought only in a state or federal court located in the state of Minnesota. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

***

Your acceptance of the terms and conditions of this letter may be signified by signing and returning a duplicate of this letter, where indicated, together with the Release attached as Schedule "B" hereto. We would appreciate hearing from you by no later than twenty-one (21) days from the date of this letter.

We wish you well in your future endeavors. Sincerely,

SUNOPTA INC.

Jill Barnett
General Counsel & Corporate Secretary

ACCEPTANCE:

I hereby acknowledge receipt of this letter, and hereby accept and agree to be bound by the terms and conditions set out in this letter together with the enclosed Release.

/s/ David J. Colo	3/5/19
David Colo	Date

     SCHEDULE "A"
Severance and Other Entitlements

Note: All amounts are in U.S. Dollars and are subject to applicable withholdings and deductions.

Employment Agreement Entitlement
Base Salary and Paid Time Off as of Termination Date:	Pro-rated portion of base salary (at $650,000 per year) from last pay period until the Termination Date is $17,500 (for 7 days). Accrued and unused PTO owed to you (based on 40 hours carryover in 2018 and 38.46 unused PTO hours for 2019) is $24,518.75.

Severance Payment:

You are entitled to receive a severance payment of $1,050,000 in  accordance with the terms of your Employment Agreement, which includes the sum of (i) one and a half (1.5) times your base salary ($975,000), and (ii) $75,000 in satisfaction of any amounts payable pursuant to Section 5.3(c) of the Employment Agreement (the "Severance Payment"). The Severance Payment will be payable to you within 60 days from the Termination Date.

Special RSUs:	All unvested Special RSUs shall immediately vest on the Termination Date and be settled in accordance with the terms of the applicable Special Award Agreement.
Special Options and Special PSUs:	All Special Options and Special PSUs which have not vested as of the Termination Date in accordance with your Employment Agreement will immediately be forfeited and cancelled effective as of the Termination Date. You will not be entitled to any payment in lieu of such forfeited and cancelled Special Options or Special PSUs.
Expense Reimbursement:	You will be reimbursed for any properly incurred but unreimbursed business expenses through the Termination Date.

SCHEDULE "B"
Release

FROM:	David Colo

TO:	SunOpta Inc., its affiliates, subsidiaries, parents and related organizations and their respective partners, directors, officers, shareholders, employees and agents (collectively "SunOpta")

1.

Full and Final Release. In consideration of the terms of the letter from SunOpta Inc. to me, David Colo, dated February 25, 2019 (the "Letter Agreement"), which terms are deemed to b e and are accepted by me in full and final satisfaction o f the Executive Employment Agreement between SunOpta and me, David Colo, made on February 2, 2017 (the receipt and sufficiency of which consideration are hereby acknowledged) and except for SunOpta's o b ligations referred to in the Letter Agreement, I, David Colo, personally and for my h eirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges SunOpta and its affiliates, as well as their respective successors, assigns, o fficers, owners, d irectors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Release as the “Released Parties”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the date I sign this Release. Specifically included in this waiver and release are, among other things, any and all claims of alleged employment discrimination and retaliation prohibited by Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, including the amendments provided by the Older Workers Benefits Protection Act, or any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims under common law for tort, contract, or wrongful discharge.

2.

Compliance with Older Worker Benefit Protection Act. This Release is subject to the Older Workers Benefit Protection Act (“OWBPA”), which provides that I cannot waive a right or claim under the Age Discrimination in Employment Act (the “ADEA”) unless the waiver is knowing and voluntary. I acknowledge and agree that I have executed this Release v o luntarily and with full k n o wledge of its consequences. I acknowledge and agree that: (a) this Release is written in language I understand; (b) this Release applies to any rights I may have under the ADEA; (c) this Release does not apply to any rights or claims I may have under the ADEA which arise after the date I execute this Agreement; (d) I am advised to consult with an attorney before signing this Release; (e) SunOpta is giving me a period of twenty-one (21) days to consider this Release. I may accept and sign this Release before the expiration of the twenty-one (21) day period, but I am not required to do so by SunOpta; (f) for a period of fifteen (15) days following the signing of this Release, I may revoke the waiver of the ADEA claims in this Release by personally delivering o r by mailing (postmarked within fifteen d ays after I sign this release) written notice of revocation to SunOpta; (g) this Release shall become effective on the sixteenth day after I sign it, and any revocation shall apply only to ADEA claims. Except as to the ADEA claims, this Release will remain in full force and effect.

3.

Exceptions to the Release. The above release does not waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date I sign this Release, (iii) that may arise after I sign this Release, and (iv) which cannot be released by private agreement. I understand that nothing in this Release (a) prevents me from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state o r local agency charged with the enforcement o f any laws, including p roviding documents o r other information, or (b) p revents me from exercising my rights u n d er Section 7 of the NLRA to engage in protected, concerted activity with other employees, although by signing this Release, I am waiving my right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by me or a third party on my behalf, except for any right I may have to receive a payment from a government agency (and not SunOpta) for information provided to the government agency.

SIGNED this 5thday of March, 2019.

/s/ David J. Colo
David Colo